Exhibit 99.1

Silicon Labs Initiates CEO Transition Plan Amid Strong Growth and Increased Demand of Wireless Technology

Company President Matt Johnson will succeed Tyson Tuttle as Chief Executive Officer in 2022

AUSTIN, TX – Jul. 28, 2021 – Silicon Labs (NASDAQ: SLAB), a leader in secure, intelligent wireless technology for a more connected world, today announced the board-approved, succession plan to elect company President Matt Johnson as the new chief executive officer when Tyson Tuttle retires on January 1, 2022.

“With our IoT vision, strategy and roadmap set and record-breaking financial results delivered, I decided now is the best time to announce our leadership transition plan,” said Silicon Labs CEO Tyson Tuttle. “Matt Johnson has successfully managed our IoT business since 2018, and I’m confident he will drive sustainable growth, innovate on our leading wireless technology, and demonstrate our values – the foremost of which is to ‘do the right thing.’ Personally, I will continue to apply the same principle beyond Silicon Labs with my family, friends, and community.”

Tuttle joined Silicon Labs in 1997 as the 10th employee and has held a variety of roles in design engineering and product management, including CTO and COO, before being named CEO in 2012. He spearheaded the company’s focus on IoT, leveraging its wireless expertise to become one of the industry’s most respected market leaders. Tuttle will continue to serve the company as member of its Technical Advisory Board after he steps down as CEO.

“Under Tyson’s leadership, Silicon Labs received recognition for its strong company culture and ability to successfully develop technologies which improve lives, transform industries, and grow economies,” stated Silicon Labs Board Chairman Nav Sooch. “The entire board thanks Tyson for nearly 25 years of immeasurable contributions. We look forward to his continual collaboration with Matt Johnson, who will lead the company and focus on accelerating our leadership in the rapidly growing, global IoT market.”

Matt Johnson joined Silicon Labs in 2018 as senior vice president and general manager of IoT products and was promoted to president in April 2021. Prior to joining the company, Johnson served in leadership roles at NXP Semiconductors, Freescale Semiconductor, and Fairchild Semiconductor.

“Silicon Labs’ best competitive advantage is our people,” said Johnson. “After facilitating a smooth transition both internally and externally, I look forward to leading our global team in the new era as a pure-play leader in secure, intelligent wireless connectivity. Our team remains hyper-focused on enabling our more than 20,000 customers globally to create connected devices, which measurably solve tough challenges in energy, health, infrastructure, production, and more.”

About Silicon Labs

Silicon Labs (NASDAQ: SLAB) is a leader in secure, intelligent wireless technology for a more connected world. Our integrated hardware and software platform, intuitive development tools, unmatched ecosystem and robust support make us the ideal long-term partner in building advanced industrial, commercial, home and life applications. We make it easy for developers to solve complex wireless challenges throughout the product lifecycle and get to market quickly with innovative solutions that transform industries, grow economies and improve lives. Silabs.com

Connect with Silicon Labs

Media and Industry Analysts: pr@silabs.com

Investors and Financial Analysts: investor.relations@silabs.com